BSQUARE Renews OEM Distribution Agreement with Microsoft

Bellevue, WA – July 1, 2008 – BSQUARE Corp. (Nasdaq: BSQR ), a software solution provider to the global embedded device community, has renewed its OEM distribution agreement with Microsoft Corp. under which BSQUARE distributes Microsoft’s complete line of software products for embedded systems to OEMs in North America. The new agreement is effective July 1, 2008 through June 30, 2009.

Under this agreement, BSQUARE enables OEMs to successfully adopt Microsoft software products including Windows Embedded CE and Windows XP Embedded. BSQUARE works with customers in all phases of device development by providing professional services to assist customers with architecture, design and implementation of their products as well as licensing middleware products to enable new device functionality and distributing Windows Embedded licenses when customers take their products into production. In 2007, BSQUARE’s revenue from third-party software products, including Windows Embedded licenses, increased by 13%.

“We are pleased with our continued activities and strong relationship with BSQUARE,” said Ily Bukshteyn, director, Windows Embedded marketing, Microsoft Corp. “With BSQUARE’s expert consulting, engineering, and innovative software solutions device maker customers will have the benefits of reduced time to market for their products, enhanced connectivity and the ability to provide an overall richer user experience.”

“BSQUARE is excited to continue selling Microsoft Windows Embedded products for another year. The ability to offer products and services to our customers in every phase of their device design and deployment is key to our strategy. Our OEM distribution agreement allows us to fulfill on that strategy and continue to grow our revenue,” said Brian Crowley, president and CEO, BSQUARE.

Microsoft recently awarded BSQUARE the 2008 Microsoft Embedded Excellence Award in both the distributor and system integrator categories. BSQUARE is the only company to receive both awards in the same year, which it now has achieved twice.

About BSQUARE

BSQUARE is an industry leader with a proven track record in providing engineering services and production-ready software products for the smart device market. Since 1994, BSQUARE has provided device manufacturers with software solutions for personal navigation devices, point-of-sale terminals, handheld data terminals, smartphones and many other device categories allowing them to get to market more quickly and cost effectively.

For more information, visit www.bsquare.com

BSQUARE Contact:	BSQUARE Investor Contact:

Molly Allen BSQUARE 425.519.5288 mollya@bsquare.com	Brett Maas Hayden Communications, Inc. 646.536.7331 brett@haydenir.com